Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY APPOINTS NEW
MEMBER TO ITS BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — May 3, 2007 — The Cheesecake Factory Incorporated  (Nasdaq: CAKE) today announced that the Company’s Board of Directors has unanimously appointed Agnieszka Winkler to the Board of Directors, effective May 3, 2007.

Ms. Winkler is the founder and Chairperson of The Winkler Group, a San Francisco-based management consultancy specializing in branding, and marketing efficiency and effectiveness.  She is also the founder and former Chairperson and Chief Executive Officer of Winkler Advertising, founded in 1984, and TeamToolz, Inc., founded in 1999, both of which were acquired.  Ms. Winkler currently serves on the Board of Directors of Inter-Tel, Incorporated (Nasdaq: INTL) and is a member of its Compensation, and Corporate Governance and Nominating Committees.  In addition, Ms. Winkler serves as Vice Chairperson of the Board of Directors of IPLocks, Inc., a privately held company, and on the Board of Trustees of Santa Clara University.  She has also served on the Board of Directors of numerous professional and civic organizations, and currently serves on the Board of Directors of the Western Folklife Center and is the Vice Chairperson of The Committee of 200 Foundation. Ms. Winkler holds Bachelor of Arts and Masters of Arts degrees, and received a Masters of Business Administration from Santa Clara University.

“We are pleased to have Agnieszka Winkler joining the Board and extend a warm welcome to her.  Agnieszka brings a wealth of marketing and branding expertise to the Board and is also well-informed in the area of corporate governance stemming from her years of service on corporate, as well as civic and academic, boards,” said David Overton, Chairman and CEO of The Cheesecake Factory Incorporated.

Concurrent with Ms. Winkler’s appointment, Karl Matthies, whose previously announced resignation was to become effective at the Company’s Annual Meeting of Stockholders on May 22, 2007, has accelerated his resignation, effective May 3, 2007.  Ms. Winkler will fill Mr. Matthies’ vacated seat.  Ms. Winkler’s term will expire at the Company’s Annual Meeting of Stockholders to be held in 2008 and she will be subject to election at that meeting.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 124 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.50.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates nine upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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